Exhibit 99.1

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Furiex Pharmaceuticals Announces Priligy® Launch in the United Kingdom by Menarini

Launch Triggers $5.0 Million Milestone Payment

MORRISVILLE, N.C. (October 31, 2013) – Furiex Pharmaceuticals, Inc. (NASDAQ: FURX), a drug development collaboration company, today announced it will receive a $5.0 million milestone payment from the Menarini Group for the launch of Priligy in the United Kingdom. Currently, Priligy is marketed for on-demand treatment of premature ejaculation in over 20 countries in Europe, Asia and Latin America, and is approved for that indication in over 60 countries worldwide.

In May 2012, Furiex entered into a license agreement with Menarini to commercialize Priligy in Europe, most of Asia, Africa, Latin America and the Middle East. Under the terms of the license agreement, Furiex is eligible to up to $40.0 million in sales-based milestones, plus tiered royalties ranging from the mid-teens to mid-twenties in percentage terms.

"We are pleased with Menarini’s continued success launching Priligy in the EU market,” said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex. "The United Kingdom is a key market for Priligy and we view this launch as an important step forward in building the franchise."

About Premature Ejaculation

Premature ejaculation (PE) is a distressing sexual dysfunction that can be present from the first sexual encounter or can develop later in life. It is the most common male sexual dysfunction, affecting about 30 percent of the male adult population at some point during their lives. The condition consists of three major components: a short time to ejaculation, lack of ejaculatory control and negative personal impact, including distress related to rapid ejaculation. A combination of physiological and psychological factors is believed to influence the mechanism of ejaculation. Research suggests serotonin plays a central role in the timing of ejaculation.

About Priligy

Priligy (dapoxetine) is the first oral medication approved for "on-demand" treatment of PE. It is a unique, short-acting, selective serotonin reuptake inhibitor designed to be taken only when needed - one to three hours before sexual intercourse is anticipated - rather than every day. Over 15,000 men have received Priligy in pre-marketing and post-marketing clinical studies. This is the largest and most comprehensive clinical trial program to date for a drug therapy to treat PE. Priligy is approved for on-demand treatment of PE in over 60 countries.

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, two compounds in Phase III development, one of which is with a partner, and four products on the market. The company's mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

About Menarini

Menarini is an international pharmaceutical company with over 16,000 employees worldwide and a presence in more than 100 countries in Europe, Asia, Latin America, Africa and the Middle East. The company was established 125 years ago and currently markets products in the cardiovascular, gastroenterology, metabolic, infectious disease and anti-inflammatory/analgesic therapeutic areas. With a three billion Euro turnover the Menarini Group is one of the world's largest private pharmaceutical companies. For further details, visit www.menarini.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: inability of Menarini to effectively market Priligy; the demand for Priligy; changes in the safety profile of Priligy during its post-marketed use in patients; potential changes by the European Medical Agency to its regulatory guidance; risks, costs and time required to gain regulatory approvals; our continuing losses and potential need for additional capital; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.